Exhibit 10.10

Execution Version

Confidential

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 4, 2020, by and between Hornbeck Offshore Operators, LLC, a Delaware limited liability company (the “Company”), and Carl G. Annessa, an individual (the “Executive”). This Agreement shall become effective on the effective date of the Company’s Plan of Reorganization (such date, the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 22.

WHEREAS, the Executive and the Company are party to that certain Amended and Restated Employment Agreement (as amended from time to time, the “Original Agreement”), which this Agreement will replace and supersede in its entirety, effective as of the Effective Date;

WHEREAS, the Executive is currently employed as the Executive Vice President of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Term. The Company agrees to continue to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue to be so employed, commencing as of the Effective Date and ending on the fourth (4th) anniversary of the Effective Date (the “Initial Term”). On the last day of the Initial Term and on each one (1)-year anniversary thereof, the term of this Agreement shall be automatically extended for an additional one (1)-year period, unless either party hereto elects not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such renewal date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 4 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder is referred to herein as the “Term.” Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all positions with the Company and all of its Subsidiaries.

2. Positions and Duties.

(a) During the Term, the Executive shall serve as the Executive Vice President of the Company. In these capacities, the Executive shall have the duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons serving in similar capacities in similarly sized and situated companies, and such other duties, authorities and responsibilities as the Chief Executive Officer (“CEO”) of the Company shall designate from time to time that are not inconsistent with the Executive’s positions. The Executive shall report directly to the CEO.

(b) The Executive shall devote substantially all of the Executive’s business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company; provided, that, the Executive shall be entitled to: (i) serve as a member of the board of directors (or equivalent governing body) of, or advisor to, (A) the entities listed on Exhibit A attached hereto and (B) such other entities that are not Competitive Enterprises, subject to the Executive providing prior written notice to the Board of Directors of the Company (the “Board”), (ii) serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder or create a business or fiduciary conflict.

(c) The Executive’s principal place of employment will continue to be in Covington, Louisiana; provided, that, the Executive may be required to travel from time to time for business purposes.

3. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay to the Executive a base salary at an annual rate of not less than $320,000, in substantially equal installments in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Compensation Committee of the Board (the “Committee”) and may be increased, but not decreased, from time to time by the Committee. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Annual Bonus. During each fiscal year during the Term, the Executive shall be eligible to participate in the Company’s annual bonus plan, as established by the Committee and in effect from time to time for its senior executives, and will be paid a cash annual bonus under such plan (the “Annual Bonus”), to the extent earned based on performance against reasonably obtainable objective performance criteria. The performance criteria for each fiscal year shall be determined by the Committee, after consultation with the CEO, no later than ninety (90) days following the commencement of the applicable fiscal year. The Executive’s target Annual Bonus opportunity for each fiscal year shall equal 100% of the Executive’s annualized Base Salary for that fiscal year (the “Target Bonus”). The Executive’s actual Annual Bonus for each fiscal year will equal a percentage of the Target Bonus, determined as follows: (i) 100% of the Target Bonus, if target levels of performance for that fiscal year are achieved; (ii) 50% of the Target Bonus, if threshold levels of performance for that fiscal year are achieved; (iii) 200% of the Target Bonus, if maximum levels of performance for that fiscal year are achieved; and (iv) a percentage of the Target Bonus determined in accordance with the plan, if performance for that fiscal year is in between threshold, target and maximum levels of performance. Unless otherwise determined by the Committee, the Executive will not earn an Annual Bonus if threshold levels of performance are not achieved. The Executive’s Annual Bonus for each fiscal year shall be determined by the Committee after the end of the applicable fiscal year and shall be paid to the Executive when bonuses for such fiscal year are paid to other senior executives of the Company generally, but in no event later than seventy-four (74) days following the end of such fiscal year, subject to the Executive’s continued employment with the Company through the end of the fiscal year with respect to which such Annual Bonus was earned. In carrying out its functions under this Section 3(b), the Committee shall at all times act reasonably and in good faith.

(c) Benefit Plans. During the Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally and/or for the benefit of its senior executives as in effect from time to time, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder; provided, however, that the Company shall make commercially reasonable efforts to ensure that any health insurance benefit plan will not provide for a preexisting condition limitation. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(d) Business Expenses. The Executive is authorized to incur reasonable business expenses in carrying out the Executive’s duties and responsibilities under this Agreement. The Executive shall be promptly reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(e) Automobile. During the Term, the Company shall continue to provide the Executive with an automobile and pay for such automobile’s auto insurance, maintenance, and fuel; provided, that, the Executive shall pay all taxes related to the Executive’s personal use of the automobile.

4. Termination of Employment; Severance.

(a) General. The Executive’s employment and the Term shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company due to the Executive’s Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by the Executive with or without Good Reason, and (v) the expiration of the Term (the date of such termination, the “Termination Date”). On the Termination Date, the Executive’s role as (A) an officer of any member of the Company Group, (B) a member of the Board or similar body of any member of the Company Group and (C) a fiduciary of any Company Group benefit plan shall be deemed to have terminated, in each case, to the extent applicable and the Executive shall confirm the foregoing by submitting to the Company a written confirmation of such resignations upon request by the Board; provided, that, the foregoing shall not modify or diminish in any way the rights and/or remedies otherwise available to the Executive in connection with such termination.

(b) Termination Due to the Executive’s Death or Disability. The Executive’s employment and the Term shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment and the Term upon a final determination as to the occurrence of the Executive’s Disability (with such determination made, for the avoidance of doubt, in accordance with the definition of Disability set forth below), with such termination to be effective ten (10) days following the date on which the Company provides written notice to the Executive of such determination in accordance with this Agreement and of such termination. Upon a termination of the Executive’s employment and the Term due to the Executive’s death or Disability, the Executive’s estate or the Executive, as applicable, shall be entitled to the following:

(i) payment of any earned but unpaid Base Salary through the Termination Date, no later than sixty (60) days following the Termination Date (or such earlier date as may be required by applicable law);

(ii) payment of any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, to be paid in accordance with Section 3(b) (the “Prior Year Bonus”);

(iii) payment in lieu of any earned but unused vacation time in accordance with Company policy as in effect from time to time;

(iv) all other payments, benefits, or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable in accordance therewith;

(v) reimbursement for any unreimbursed business expenses incurred through the Termination Date, in accordance with Section 3(d) (with the payments and benefits described in subparagraphs (i), (ii), (iii), (iv) and (v) hereof, collectively, the “Accrued Benefits”);

(vi) a pro-rata portion of the Annual Bonus for the fiscal year in which the Termination Date occurs, determined by multiplying (A) the Annual Bonus that the Executive would have received for such fiscal year, based on actual performance (provided, that, any subjective performance goals will be deemed satisfied at target levels), by (B) a fraction, (I) the numerator of which is the number of calendar days that the Executive was employed with the Company during the fiscal year in which the Termination Date occurs, and (II) the denominator of which is the total number of calendar days in the fiscal year in which the Termination Date occurs, which amount shall be paid in accordance with Section 3(b); provided, however, that, for the avoidance of doubt, the requirement in Section 3(b) that payment of the Annual Bonus be subject to the Executive’s continued employment with the Company through the end of the fiscal year with respect to which such Annual Bonus was earned shall not apply (the “Pro-Rata Bonus”); and

(vii) subject to the Executive timely electing to continue the Executive’s coverage, reimbursement for the employer portion of the monthly cost of maintaining medical, dental and/or vision benefits for the Executive under a group health plan of the Company for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended, “COBRA”), based on the premium rate in effect on the Termination Date (the “Benefit Payment”), until the earlier to occur of (A) twelve (12) months following the Termination Date and (B) the date the Executive ceases to be eligible for such COBRA coverage under applicable law or plan terms. The first installment of the Benefit Payment shall be paid on the sixtieth (60th) day following the Termination Date and shall include all amounts that would otherwise have been paid prior thereto absent the delay.

For the avoidance of doubt, any equity awards outstanding as of the Termination Date will receive the treatment set forth in the applicable award agreement. Following a termination of the Executive’s employment due to death or Disability, except as set forth in this Section 4(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for Cause, effective upon delivery to the Executive of written notice of such termination. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Benefits, exclusive, for the avoidance of doubt, of the Prior Year Bonus (if any), which shall be forfeited upon a termination for Cause.

Following the termination of the Executive’s employment by the Company for Cause, except as set forth in this Section 4(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company Without Cause, Termination by the Executive for Good Reason or Termination Due to the Company’s Non-Renewal of the Term. The Company may terminate the Executive’s employment at any time without Cause, effective upon delivery to the Executive of written notice of such termination. The Executive may terminate the Executive’s employment for Good Reason by providing the Company written notice in the manner set forth below. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), by the Executive for Good Reason or due to the Company’s non-renewal of the Term (each, a “Qualifying Termination”), in each case, subject to Section 4(g) below, the Executive shall be entitled to:

(i) the Accrued Benefits;

(ii) if the Qualifying Termination occurs at least halfway through the applicable fiscal year, the Pro-Rata Bonus;

(iii) an amount equal to two (2) (the “Severance Multiple”) times the sum of the Executive’s (A) Base Salary, at the rate in effect as of the Termination Date, and (B) Target Bonus, at the rate in effect as of the Effective Date (provided, that, if the Qualifying Termination is due to the Executive’s termination of employment for Good Reason caused, in whole or in part, by a reduction in the Executive’s Base Salary and/or Target Bonus, or if the Executive would have had grounds to terminate the Executive’s employment for Good Reason on such basis at the time of a Qualifying Termination, each such amount shall be included in the foregoing calculation at the rate in effect prior to any decrease thereof) (the “Cash Severance”), which amount shall be payable in equal monthly installments over the twenty-four (24) month period following the Termination Date, provided, that, the first installment shall be paid on the sixtieth (60th) day following the Termination Date and shall include all amounts that would otherwise have been paid prior thereto absent the delay; and

(iv) the Benefit Payment for the twenty-four (24)-month period following the Termination Date, or, if earlier, until the date on which the Executive ceases to be eligible for such COBRA coverage under applicable law or plan terms (with the payments described in subparagraphs (ii), (iii), and (iv) hereof, collectively, the “Severance Benefits”).

For the avoidance of doubt, any equity awards outstanding as of the Termination Date will receive the treatment set forth in the applicable award agreement. Payments and benefits provided in this Section 4(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

Following the termination of the Executive’s employment due to a Qualifying Termination, except as set forth in this Section 4(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Change of Control Qualifying Termination. This Section 4(e) shall apply if (i) the Executive’s Qualifying Termination occurs during the two (2)-year period immediately following a Change of Control, or (ii) the Executive is terminated by the Company without Cause within the six (6)-month period immediately prior to a Change of Control (each, a “Change of Control Qualifying Termination”). To the extent a Change of Control Qualifying Termination occurs and the Executive is already receiving the benefits described in Section 4(d) in accordance with the terms thereof, the Executive shall no longer be eligible for the benefits described in Section 4(d) and instead shall be entitled exclusively to all of the benefits provided in this Section 4(e); provided, that, the benefits set forth under this Section 4(e) shall be reduced by any payments and benefits that the Executive already received in accordance with the terms of Section 4(d). For the avoidance of doubt, there shall be no duplication of the benefits under Section 4(d). If any such Change of Control Qualifying Termination occurs, the Executive (or the Executive’s estate, if the Executive dies after such termination and execution of the Release (as defined in Section 4(g)) but before receiving such amount) shall receive the benefits set forth in Section 4(d), except that (A) the Severance Multiple shall be (I) three (3), if such Change of Control occurs, or the Company enters into a definitive agreement that would result in a Change of Control if consummated, in each case, on or prior to the first anniversary of the Effective Date, and a Change of Control Qualifying Termination occurs in connection therewith; (II) two and one-half (2.5), if such Change of Control occurs, or the Company enters into a definitive agreement that would result in a Change of Control if consummated, in each case, after the first anniversary, but on or prior to the second anniversary, of the Effective Date, and a Change of Control Qualifying Termination occurs in connection therewith; and (III) as set forth in Section 4(d)(iii), if such Change of Control occurs, or the Company enters into a definitive agreement that would result in a Change of Control if consummated, in each case, after the second anniversary of the Effective Date, and a Change of Control Qualifying Termination occurs in connection therewith; (B) the Pro-Rata Bonus set forth in Section 4(d)(ii) shall be payable regardless of when in the applicable fiscal year the Termination Date occurs (i.e., the Pro-Rata Bonus shall be payable even if the Termination Date occurs prior to the midpoint of the applicable fiscal year), and the amount of such Pro-Rata Bonus shall be determined based on deemed achievement of all performance criteria at target levels; and (C) the Pro-Rata Bonus, Cash Severance and Benefit Payment will be payable in a lump sum. For the avoidance of doubt, the Company’s reorganization as of the Effective Date will not constitute a Change of Control.

(f) Termination by the Executive Without Good Reason or Due to the Executive’s Non-Renewal of the Term. The Executive may terminate the Executive’s employment without Good Reason by providing sixty (60) days’ prior written notice to the Company or by electing not to renew the Term in accordance with Section 1 hereof. Upon receipt of such notice, the Company may, in its sole discretion, remove the Executive’s title and require that the Executive not attend the workplace, perform any duties or contact any clients, suppliers or employees of the Company or any associated persons through the Termination Date (“the Garden Leave Period”); provided, that, for the avoidance of doubt, the foregoing restriction shall not prohibit the Executive from contacting employees for logistical or human resources purposes, in each case relating to the transition of the Executive’s duties and/or termination of his employment, attending the workplace for purposes of removing the Executive’s personal effects from the workplace (as reasonably permitted by the Company), or performing other ministerial tasks as required by the Company; and provided, further, that, during the Garden Leave Period, the Company shall continue to (i) pay to the Executive the Base Salary and (ii) provide to the Executive the existing benefits in accordance with the terms of the applicable plans. Upon the Executive’s voluntary termination of employment without Good Reason, the Executive shall be entitled only to the Accrued Benefits. For the avoidance of doubt, any equity awards outstanding as of the Termination Date will receive the treatment set forth in the applicable award agreement. Following any such termination of the Executive’s employment, except as set forth in this Section 4(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release of Claims, Continued Compliance. Notwithstanding any provision herein to the contrary, the payment and provision of the Severance Benefits pursuant to Section 4(d) or Section 4(e) shall be conditioned upon the Executive’s execution, delivery to the Company and non-revocation of the general release of claims substantially in the form attached hereto as Exhibit B (the “Release”) (and the expiration of any revocation period contained in such Release) within sixty (60) days following the Termination Date, as well as the Executive’s acknowledgement of, and the Executive’s material compliance with, the Executive’s obligations under Section 6, as further outlined in this paragraph below. If the Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60)-day period, or timely revokes such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. If the period of time during which the Executive may consider the Release begins in one calendar year and ends in the next calendar year, any amounts payable under this Section 4 that are contingent upon the execution and non-revocation of the Release shall be paid as soon as practicable in the second calendar year (provided, that, the Release has become effective and non-revocable), even if the Release first became effective and non-revocable in the first calendar year. Notwithstanding any provision in this Agreement to the contrary, if the Executive materially breaches any of the covenants contained in Section 6 while receiving the Severance Benefits under Section 4(d), the Company shall have the right, but not the obligation, to cease providing such Severance Benefits under Section 4(d); provided, that, a material breach of Section 6 can only occur for purposes of this Section 4(g) (and otherwise, without limiting any other remedies with respect thereto) if (i) the Company provides the Executive with written notice of the circumstances constituting the alleged material breach of such covenants within ninety (90) days after becoming aware of such circumstances and (ii) the alleged breach, if curable (which includes any commercial relationship resulting from such prohibited conduct), has not been cured within fifteen (15) days after receipt of the written notice described in clause (i) above.

(h) No Offset. In the event of termination of the Executive’s employment for any reason, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or any other member of the Company Group may have against the Executive for any reason.

5. Section 280G of the Code.

(a) Shareholder Approval Exemption. If the Company is eligible for the shareholder vote exemption at the time of a Change of Control, the Company will subject the Executive’s payments to a shareholder vote in accordance with Treasury Regulation Section 1.280G-1 and recommend approval thereof; provided, that, the Executive cooperates with all reasonable and customary requests in connection with such vote, including execution of any required documentation in connection therewith.

(b) Best-Net Cutback. Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company Group to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Internal Revenue of Code of 1986, as amended (the “Code”), and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under subparagraph (i) above is less than the amount under subparagraph (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, and foreign income, employment, and excise taxes.

(c) Method of Reduction. The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code; provided, that, (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(d) Determination. Any determination required under this Section 5, including whether any payments or benefits are parachute payments, shall be made in the sole discretion of a nationally recognized, independent accounting or consulting firm selected and paid for by the Company using reasonable assumptions on the Executive’s tax rates (as determined by such firm). The Executive shall provide the Company with such information and documents as the Company and such accounting firm may reasonably request in order to make a determination under this Section 5. The parties shall cooperate to the extent necessary to reduce the Excise Tax, including determining “reasonable compensation” under Sections 280G and 4999 of the Code (which may involve the valuation of the Executive’s non-compete obligations). The firm’s determination shall be final and binding on the Executive and the Company absent manifest error.

6. Restrictive Covenants. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company Group. The Executive further acknowledges that (I) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company Group; (II) the Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group; (III) in the course of the Executive’s employment by a competitor, the Executive inevitably would use or disclose such Confidential Information; (IV) members of the Company Group have substantial relationships with their customers, and the Executive has had and will continue to have access to these customers; and (V) the Executive has received and will receive specialized training from the Company and other members of the Company Group. Accordingly, the Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company Group against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company Group:

(a) Confidentiality. During the Executive’s employment and at all times thereafter, the Executive shall not, directly or indirectly, use, make available, sell, copy, disseminate, transfer, communicate or otherwise disclose any Confidential Information, other than as authorized in writing by the Company or within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the term “Confidential Information” shall not include, and the provisions of this Section 6(a) shall not apply to, information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided, that, to the extent permissible, the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any other member of the Company Group at any time upon the request of the Company and in any event immediately after termination of the Executive’s employment. The Executive agrees to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 6 shall prevent the Executive from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and contact lists (excluding customer lists), information relating to the Executive’s compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.

(c) Non-Competition; Non-Solicitation.

(i) During the Restricted Period, the Executive shall not, directly or indirectly: (A) solicit, service, or assist any other individual, person, firm, or other entity in soliciting or servicing, any Customer for the purpose of providing and/or selling any products that are provided and/or sold by any member of the Company Group, or performing any services that are performed by any member of the Company Group, or performing any services or providing and/or selling any products that any member of the Company Group proposed to initiate performing, selling or providing during the twelve (12)-month period immediately preceding the Termination Date, based on active discussions with the Board that occurred during such twelve (12)-month period, as evidenced by existing memoranda, Board minutes or other written correspondence, and only to the extent the Company Group was capable of pursuing such proposals as a business and financial matter; (B) interfere with or damage any relationship and/or agreement between any member of the Company Group and any Customer; or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities, so long as the Executive’s direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity. The Executive acknowledges that this covenant has a unique, very substantial, and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force, and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.

(ii) During the Restricted Period, the Executive shall not solicit, entice, persuade, or induce any individual who is employed or engaged by any member of the Company Group (or who was so employed or engaged within six (6) months immediately preceding the Executive’s Termination Date) to terminate or refrain from continuing such employment or engagement or to become employed by or enter into contractual relations with any other individual or entity other than a member of the Company Group, and the Executive shall not hire, directly or indirectly, on the Executive’s behalf or on behalf of any other person, as an employee, consultant, or otherwise, any such person.

(d) Mutual Non-Disparagement. The Executive agrees not to, at any time, make negative comments about or otherwise disparage any member of the Company Group or any officer, director, employee, shareholder, agent or product of any member of the Company Group, other than to officers, employees, or directors of the Company Group in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. The Company agrees that it will direct the senior officers of the Company and its Subsidiaries as of the Termination Date and the members of the Board as of the Termination Date to refrain from making negative comments about the Executive or otherwise disparaging the Executive in any manner, including by making or issuing any official public statements or press releases disparaging the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) Inventions.

(i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship, and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to or improved with the use of any Company Group resources and/or within the scope of the Executive’s work with the Company, or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company Group, and that are made or conceived by the Executive, solely or jointly with others, during the Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, shall belong exclusively to the Company Group (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Term, or upon the Company’s earlier written request. The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the

Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii) 18 U.S.C. Section 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. Section 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. Section 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f) Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(g) Reasonableness of Restrictive Covenants. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 6 hereof. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and the other members of the Company Group and their Confidential Information, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and the other members of the Company Group, and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 6. It is also agreed that each member of the Company Group will have the right to enforce all of the Executive’s obligations to any other member of the Company Group under this Agreement, including, without limitation, pursuant to this Section 6.

(h) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) Enforcement. The Executive acknowledges that, in the event of any breach or threatened breach of this Section 6, the business interests of the Company and the other members of the Company Group might be irreparably injured, the full extent of the damages to the Company and the other members of the Company Group might be impossible to ascertain, monetary damages might not be an adequate remedy for the Company and the other members of the Company Group, and the Company will be entitled to seek to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

7. Cooperation. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that, while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, other members of the Company Group and their respective representatives, in defense of any claims that may be made against the Company or any other member of the Company Group, and will assist the Company and other members of the Company Group in the prosecution of any claims that may be made by the Company or any other member of the Company Group, to the extent that such claims are based on facts occurring during the Executive’s employment with the Company (collectively, the “Claims”). During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors, and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any other member of the Company Group without, to the extent legally permitted to do so, giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 7. The Company shall cooperate with the Executive on the timing and location of the Executive’s cooperation and use its good faith efforts to limit any travel or interference with the Executive’s other professional commitments. In addition, following the Executive’s termination of employment, to the extent the Executive is not receiving any Severance Benefits in respect of such post-termination period, the Executive shall be compensated for the time spent for such cooperation at an hourly rate determined based on the Executive’s Base Salary at the rate in effect as of the Termination Date.

8. Whistleblower Protection; Protected Activity.

(a) Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

(b) The Executive hereby acknowledges and agrees that nothing in this Agreement shall in any way limit or prohibit the Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean (i) filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”); or (ii) any rights the Executive may have under Section 7 of the National Labor Relations Act or equivalent state law to engage in concerted protected activity or to discuss the terms of employment or working conditions with or on behalf of coworkers, or to bring such issues to the attention of the Board at any time. The Executive understands that, in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. The Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

9. Notices. All notices, demands, requests or other communications, which may be or are required to be given or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by e-mail or facsimile transmission, addressed as follows:

(a) If to the Company:

HORNBECK OFFSHORE OPERATORS, LLC

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention: Samuel A. Giberga

EVP, General Counsel & Chief Compliance Officer

E-Mail: samuel.giberga@hornbeckoffshore.com

with a copy (which shall not constitute notice) to:

WINSTEAD PC

24 Waterway Ave., Suite 500

The Woodlands, Texas 77380

Attention: R. Clyde Parker, Jr., Shareholder

E-Mail: cparker@winstead.com

(b) If to the Executive:

Address last shown on the Company’s books and records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10. Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law. If any term or provision of this Agreement is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

11. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 5 through 22 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

12. No Assignments. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (b) the rights and obligations of the Company hereunder shall be assignable and delegable to an Affiliate or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company, or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

13. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

14. Amendments; Modifications; Waivers. No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time unless such waiver specifically states that it is to be construed as a continuing waiver.

15. Section Headings; Inconsistency. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control, unless otherwise expressly provided.

16. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Louisiana (but not including any choice of law rule that would cause the laws of another jurisdiction to apply).

17. Dispute Resolution. Each of the parties hereto irrevocably and unconditionally (a) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY OTHER MEMBER OF THE COMPANY GROUP, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), whether such Proceeding is based on contract, tort or otherwise; (b) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or its address as provided in Section 9; and (c) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.

18. Entire Agreement; Advice of Counsel. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof of, including, without limitation, the Original Agreement. The Executive acknowledges that, in connection with the Executive’s entry into this Agreement, the Executive was advised, or had the opportunity to be advised, by an attorney of the Executive’s choice on the terms and conditions of this Agreement, including, without limitation, on the application of Section 409A of the Code on the payments and benefits payable or to be paid to the Executive hereunder.

19. Counterparts. This Agreement may be executed (including by email with scan attachment) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20. Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

21. Section 409A of the Code.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A of the Code”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A of the Code. For the sake of clarity, the Company shall have no obligation to indemnify the Executive for liabilities incurred as a result of Section 409A of the Code.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service,” and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

22. Definitions.

(a) “Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

(b) “Cause” shall be limited to the following events: (i) the Executive’s conviction of either (A) a felony involving moral turpitude or (B) any crime in connection with the Executive’s employment that causes the Company Group a substantial detriment (in each case, excluding traffic offenses); (ii) actions or inactions by the Executive that clearly are contrary to the best interests of the Company Group and the express directives of the Board; provided, that, such actions or inactions by the Executive cause the Company Group a substantial detriment or could reasonably be expected to cause a substantial detriment to the Company Group as determined by the Board in good faith; (iii) the Executive’s willful failure to take actions permitted by law and necessary to implement policies of the Board that the Board has communicated to him in writing; provided, that, such policies that are reflected in minutes of a Board meeting attended in its entirety by the Executive shall be deemed communicated to the Executive to the extent the Executive received a copy of such minutes from the Secretary or the General Counsel of the Company promptly following approval by the Board; (iv) the Executive’s continued failure to attend to his material duties as an executive officer of the Company Group following the Executive’s receipt of written notice from the Board of such failure; provided, that, such failure by the Executive causes the Company Group a substantial detriment or could reasonably be expected to cause a substantial detriment to the Company Group as determined by the Board in good faith; (v) the Executive’s commission of an act of fraud or material act of dishonesty or misappropriation involving the Company Group; (vi) the Executive’s willful violation of law or gross negligence that is substantially detrimental to the Company; (vii) the material breach or material violation by the Executive of this Agreement or any other written agreement with a member of the Company Group, or any material violation of any written policy of the Company Group; provided, that, such material breach or material violation by the Executive causes the Company Group a substantial detriment or could reasonably be expected to cause a substantial detriment to the Company Group as determined by the Board in good faith; or (viii) the Executive’s habitual use of illicit drugs or habitual abuse of alcohol that, in the reasonable good faith opinion of the Board, renders the Executive unfit to serve as an officer of the Company Group. If any determination of habitual use or substantial dependence under clause (viii) is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three (3) physicians appointed in the manner specified in Section 22(h) of the Agreement. For purposes of this “Cause” definition, no action or inaction will be considered “willful” or will constitute “gross negligence”, if the Executive had a reasonable, good faith belief that such action or inaction was in the best interests of the Company Group. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder, unless (A) written notice stating the basis for the termination is provided to the Executive, and (B) with the exception of clause (i) of this paragraph, the Executive is given ten (10) business days to cure the neglect or conduct that is the basis of such claim, to the extent curable.

(c) “Change of Control” has the meaning set forth in the 2020 Management Incentive Plan of Hornbeck Offshore Services, Inc.

(d) “Company Group” means the Company and each of its Subsidiaries and Affiliates.

(e) “Competitive Enterprise” means the offshore transportation of refined and unrefined petroleum products, offshore towing, offshore supply vessel services, anchor handling and towing services, well stimulation vessel services, well-test services, offshore pipeline remediation services, ROV support services, offshore construction services, and other services required in the offshore construction, energy exploration and production industry and in specialty services in coastal waters in the Restricted Area.

(f) “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary and confidential information of the Company Group. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes, and information or knowledge possessed by the Executive prior to the Executive’s employment by the Company shall not be considered Confidential Information.

(g) “Customer” means any person, firm, corporation or other entity whatsoever to whom the Company or its Subsidiaries provided or actively sought to provide services or sold or actively sought to sell any products within a twelve (12)-month period on, before, or after the Executive’s Termination Date.

(h) “Disability” means that the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of at least three (3) months under any long term disability plan maintained by the Company that covers the Executive. In the absence of such a long term disability plan, “Disability” means the inability of the Executive, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform the duties required of him under this Agreement for a period of at least ninety (90) days in any one (1)-year period. Upon such determination, the Board may terminate the Executive’s employment under this Agreement, subject to providing ten (10) days’ prior written notice. The Executive agrees, in the event of any dispute hereunder as to whether a Disability exists, the parties hereto agree to abide by the decision of a panel of three (3) physicians. The Executive and the Board shall each appoint one member to the panel, and the third member of the panel shall be appointed by the other two members. The Executive agrees to make himself available for, and submit to examinations by, such physicians as may be directed by the Board. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement. This Section 22(h) shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

(i) “Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) any material diminution in the Executive’s titles, duties, responsibilities, status or authorities with the Company or any of its material operating Subsidiaries; (ii) a material reduction in the Executive’s Base Salary or Target Bonus; (iii) a relocation of the Executive’s primary place of employment to a location more than thirty-five (35) miles farther from the Executive’s primary residence than the current location of the Company’s offices in Louisiana as of the Effective Date; or (iv) a material breach by the Company of this Agreement or any other agreement between the Company and the Executive. In order to invoke a termination for Good Reason, (A) the Executive must provide written notice within forty-five (45) days of the Executive becoming aware of the occurrence of any event of “Good Reason,” (B) the Company must fail to cure such event within thirty (30) days of the giving of such notice, and (C) the Executive must terminate employment within forty-five (45) days following the expiration of the Company’s cure period.

(j) “Restricted Area” means (i) the United States or (ii) any other country in which the Company Group conducts or takes concrete, active steps to conduct the Competitive Enterprise during the Executive’s employment or service with the Company Group during the Restricted Period, as evidenced by existing memoranda, Board minutes or other written correspondence.

(k) “Restricted Period” means the period commencing on the Effective Date and ending twenty-four (24) months following the Executive’s Termination Date.

(l) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement or have caused this Agreement to be duly executed and delivered on their behalf.

HORNBECK OFFSHORE OPERATORS, LLC

By:	/s/ Todd M. Hornbeck
Name:	Todd M. Hornbeck
Title:	Sole Manager, President and Chief
Executive Officer

EXECUTIVE

/s/ Carl G. Annessa
Carl G. Annessa

EXHIBIT A

OUTSIDE BOARD MEMBERSHIP

EXHIBIT B

GENERAL RELEASE

I, Carl G. Annessa, in consideration of payment by Hornbeck Offshore Operators, LLC (together with its Subsidiaries, the “Company”) of the amounts set forth in Section 4[(d)][(e)]1 of the Employment Agreement, dated as of September 4, 2020 (the “Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and its Affiliates and all of their respective present, former and future managers, directors, officers, employees, successors and assigns of the Company and its Affiliates and direct or indirect owners[, (which, for the avoidance of doubt, shall include the Permitted Holders (as defined in the 2020 Management Incentive Plan of Hornbeck Offshore Services, Inc.))] (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.

My employment with the Company terminated as of [Date], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or any other member of the Company Group (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 4 of the Agreement, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to my continued material compliance with Section 6 of the Agreement (as more fully set forth in the Agreement) during the period in which I am paid the Severance Benefits pursuant to Section 4[(d)][(e)][2] of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or hereafter established by the Company or its Affiliates.

2.

Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date on which I execute this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties, which I, my spouse, or any of my heirs, executors, administrators or assigns may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim, or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age

[1]	Note to Draft: To specify applicable termination section.
[2]	Note to Draft: To specify applicable termination section.

Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; Sections 23:301 to 23:369 of the Louisiana Revised Statutes; Article 2315 of the Louisiana Civil Code; the Louisiana Workers’ Compensation Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees, incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.

I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.

I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (a) any right to the Accrued Benefits or any Severance Benefits to which I am entitled under Section 4[(d)][(e)][3] of the Agreement, (b) any rights I have under Section 4(e) of the Agreement in the event a Qualifying Termination becomes a Change of Control Qualifying Termination, (c) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (d) my rights as an equity or security holder in the Company or its Affiliates.

6.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver

[3]	Note to Draft: To specify applicable termination section.

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is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.

I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.

I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal, or other counsel of the Company as required by law.

10.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.	I hereby acknowledge that Sections 5 through 22 of the Agreement shall survive my execution of this General Release.

12.

I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it, but I nonetheless shall continue to be bound by this General Release in all respects.

13.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

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14.

Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST TWENTY-ONE (21)] DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED TWENTY-ONE (21)-DAY PERIOD;

(vi)

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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